Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Athenex, Inc. of our report dated July 9, 2021, relating to the consolidated financial statements of Kuur Therapeutics Inc., appearing in the Form 8-K/A of Athenex, Inc. dated May 4, 2021, filed with the Securities and Exchange Commission.

/s/ Moss Adams LLP

Denver, Colorado

July 26, 2021